Exhibit 3.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “FIRST WAVE BIOPHARMA, INC.”, FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF JANUARY,
A.D. 2022, AT 10:13 O`CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE FOURTEENTH DAY OF JANUARY, A.D. 2022 AT 5 O'CLOCK P.M.

5474088 8100	Authentication: 202400582
SR# 20220130437	Date: 01-14-22
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:13 AM 01/14/2022	CERTIFICATE OF AMENDMENT TO THE
FILED 10:13 AM 01/14/2022	AMENDED AND RESTATED
SR 20220130437 - File Number 5474088	CERTIFICATE OF INCORPORATION
OF
FIRST WAVE BIOPHARMA, INC.

First Wave BioPhanna, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: That a resolution was duly adopted on November 8, 2021, by the Board of Directors of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment at an annual meeting of stockholders held on January 14, 2022, in accordance with Section 242 of the General Corporation Law of the State of Delaware. The proposed amendment set forth as follows:

Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, be and hereby is amended and restated in its entirety to read as follows:

The total number of shares which the Corporation shall have authority to issue is sixty million (60,000,000) shares, of which fifty million (50,000,000) shares shall be common stock, par value $0.0001 per share, and ten million (10,000,000) shares shall be preferred stock, par value $0.0001 per share. The board of directors of the Corporation may divide the preferred stock into any number of series, fix the designation and number of each such series, and determine or change the designation, relative rights, preferences, and limitations of any series of preferred stock. The board of directors (within the limits and restrictions of the adopting resolutions) may increase or decrease the number of shares initially fixed for any series, but no decrease may reduce the number below the shares then outstanding and duly reserved for issuance.

SECOND: That said amendment will have an Effective Time of5:00 P.M., Eastern Time, on the filing date of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and ChiefExecutive Officer this 14th day of January, 2022.

/s/ James Sapirstein
James Sapirstein
President and Chief Executive Officer